EXHIBIT 99.1

j2 Global Announces Update Regarding Stock Option Grants.

LOS ANGELES—August 11, 2006,—j2 Global Communications, Inc. [NASDAQGS: JCOM], the provider of outsourced, value-added messaging and communications services, today announced an update regarding its stock option grants.

j2 Global previously announced an internal review of its option grant process and disclosed the status of that review in a Form 12b-25 filing with the Securities and Exchange Commission on August 9, 2006. On August 11, 2006, following consultation with its independent registered accounting firm, Deloitte & Touche LLP, j2 Global’s Board of Directors decided to establish a special committee of outside directors to perform an investigation to bring finality to this matter. As a result, the Company will delay the filing of its Form 10-Q for the quarter ended June 30, 2006 until the independent investigation is completed. This filing will not be made within the five-calendar day period contemplated by Rule 12b-25(b).

Based on the Company’s work on this matter to date, it continues to believe that any additional compensation expense it may incur for the six and one-half year period from the Company’s July 1999 IPO through December 31, 2005 will not exceed approximately $2.1 million, and that any additional compensation expense it may incur through the first six months of 2006 will not exceed approximately $80,000.

In light of the foregoing, management has concluded, and the Audit Committee of the Board of Directors agrees, that the Company may need to restate its historical financial statements to record non-cash charges for compensation expense relating to past stock option grants. Accordingly, the Company is today filing a Form 8-K stating that the financial statements and all earnings and press releases and similar communications issued by the Company relating to periods commencing January 1, 2003, and from that date through June 30, 2006, should not be relied upon.

Although the timeframe for completing the investigation is uncertain, the Company continues to be focused on resolving these issues as quickly as possible and plans to file its Form 10-Q and any required restated financial statements following completion of the independent investigation.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans greater than 2,000 cities in 31 countries on five continents. The Company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling, and unified-messaging and communications services. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAX™, eFax Corporate®, Onebox®, Electric Mail®, jBlast®, eFax Broadcast™, eVoice®, PaperMaster®, Consensus™, M4 Internet® and Protofax®. As of December 31, 2005, j2 Global had achieved 10 consecutive fiscal years of revenue growth and 4 consecutive fiscal years of positive and growing operating earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts:
Robert Karpman	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-559-0541	323-372-3617
r.karpman@socketmedia.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items, the Company’s evaluation of its process regarding grant of stock options; the conclusions reached in the independent investigation; the anticipated maximum amount of compensation expense associated with this issue for prior and current periods; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 27, 2006, and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov. The information set forth in this Press Release is based on limited information available to the Company at this time, which is subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update this information.